As filed with the Securities and Exchange Commission on July 11, 2003

                                                  Registration No. 333-_________
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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               Capital Trust, Inc.
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             (Exact name of registrant as specified in its charter)

                                    Maryland
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         (State or other jurisdiction of incorporation or organization)

                                   94-6181186
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                     (I.R.S. Employer Identification Number)

                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                                 (212) 655-0220
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              (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                  John R. Klopp
                             Chief Executive Officer
                               Capital Trust, Inc.
                           410 Park Avenue, 14th Floor
                            New York, New York 10022
                                 (212) 655-0220
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            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:

                            Michael L. Zuppone, Esq.
                      Paul, Hastings, Janofsky & Walker LLP
                               75 East 55th Street
                            New York, New York 10022
                                 (212) 318-6000
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Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities being offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         Calculation of Registration Fee

================================================================================
                                       Proposed     Proposed
                         Amount to     maximum      maximum
Title of each class of       be        offering     aggregate       Amount of
   securities to be      registered    price per    offering      registration
      registered                       share(1)       price            fee
--------------------------------------------------------------------------------
Class A Common Stock,     1,075,000    $20.73       $22,284,750     $1,802.84
par value $0.01 per
share
================================================================================

(1) Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(c) of the rules and regulations promulgated under the Securities Act. Pursuant to Rule 457(c), the proposed maximum offering price per share is based upon the average of the high and low trading price for the class A common stock as reported on the New York Stock Exchange on July 9, 2003.

      Pursuant to Rule 429 under the Securities Act, the prospectus which constitutes part of this registration statement also relates to an aggregate of 7,201,019 shares of Registrant's Class A Common Stock (after giving effect to the one (1) for three (3) reverse stock split effected on April 2, 2003) registered on the registration statement on Form S-3 with Commission Registration No. 333-103662.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


================================================================================

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.

================================================================================
                   PRELIMINARY PROSPECTUS DATED JULY 11, 2003

                              SUBJECT TO COMPLETION

                               CAPITAL TRUST, INC.
                    8,276,019 Shares of Class A Common Stock

                                  ------------

      All of the shares of our class A common stock covered by this prospectus are beneficially owned by the selling shareholders listed in the section of this prospectus called "Selling Shareholders." A description of such securities is set forth in the section of this prospectus called "Description of Our Stock."

      This prospectus relates to the offer and sale by the selling shareholders of up to 8,276,019 shares of class A common stock. Each of the selling shareholders may sell any or all of its shares covered by this prospectus from time to time in one or more types of transactions, which may include block transactions or involve brokers who act as agents for the seller or the buyer, effected:

         o on the New York Stock Exchange or any national securities exchange or quotation service on which the shares of class A common stock may be listed or quoted at the time of sale;

         o in the over-the-counter market; or

         o otherwise than on a national securities exchange or quotation service or in the over-the-counter market or through the writing of options relating to such shares.

      All shares covered by this prospectus may be sold at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Further details regarding the distribution of the shares covered by this prospectus may be found in this prospectus in the section entitled "Plan of Distribution."

      We have issued 4,002,597 shares of class A common stock to certain of the selling shareholders and may issue up to 4,273,422 additional shares of class A common stock to other selling shareholders upon the conversion of our outstanding convertible trust preferred securities. We are filing the registration statement of which this prospectus is a part to fulfill our contractual obligations to the holders of the securities discussed above.

      We will not receive any proceeds from the sales effected by the selling shareholders. We have agreed to bear all expenses related to this offering, other than underwriting discounts and commissions and any transfer taxes on the shares of stock that the selling shareholders are offering.

      Our class A common stock is listed for trading on the New York Stock Exchange under the symbol "CT." On July 10, 2003, the last reported sale price of our class A common stock on the New York Exchange was $20.75.

                                  ------------


      Investing in the securities covered by this prospectus involves risks. See "Risk Factors" beginning on page 2.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________, 2003.


================================================================================

      You should rely only on the information contained in this prospectus or referred to in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the shares of stock covered by this prospectus.

      Unless the context otherwise indicates, references in this prospectus to "we," "us," "our" or "Capital Trust" refer to Capital Trust, Inc., a Maryland corporation.


                  NOTE REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus, including the information incorporated into it by reference, includes forward-looking statements. These statements predict or describe our future operations as a REIT, the effects of our reverse stock split, our business plans and strategies, and do not relate solely to historical matters. We have identified forward-looking statements contained and incorporated by reference into this prospectus using words such as "believes," "expects," "may," "will," "should," "seeks," "approximately," "intends," "plans," "estimates", "anticipates" and similar words. Because these statements reflect our current views concerning future events, they involve risks, uncertainties and assumptions which may lead to actual results that are materially different from those contemplated in the forward-looking statements. Some, but not all, of the factors that may cause these differences are discussed in the "Risk Factors" section of this prospectus and in other information incorporated by reference into this prospectus.

      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                               PROSPECTUS SUMMARY


      This summary highlights some of the information in this prospectus. It is not a substitute for the detailed information and financial statements appearing elsewhere in, or incorporated by reference into, this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from the results anticipated in these forward-looking statements. You should read the entire prospectus carefully, including the risk factors and financial statements.

Our Company

      We are an investment management and real estate finance company positioned to take advantage of high-yielding lending and investment opportunities in commercial real estate and related assets. We make investments, for our own portfolio and as an investment manager for funds we manage, in various types of income-producing commercial real estate. Our current investment program emphasizes senior and junior commercial mortgage loans, direct equity investments and subordinated interests in commercial mortgage-backed securities. Pursuant to our current business strategy, we seek to manage our portfolio of loans and other assets so that a majority of our investments are subordinate to third-party financing but senior to the owner/operator's equity position and therefore represent "mezzanine" capital. We are organized and conduct our operations to qualify as a real estate investment trust (REIT) for federal income tax purposes.

      We are the co-sponsor and exclusive investment manager of CT Mezzanine Partners II LP, or Fund II, a commercial real estate mezzanine investment fund which originated approximately $1.2 billion in investments. Our business strategy is to continue to expand our investment management business by sponsoring other commercial real estate funds focused on investments obtained from mezzanine and other financing. We believe that these funds will generate additional investment management fees and incentive compensation tied to the performance of their portfolios of investments. We continue to manage our existing portfolio of balance sheet assets originated prior to the commencement of our investment management business and are positioned to selectively add to our balance sheet investments by investing in a diverse array of real estate and investment management/finance-related assets and enterprises, including operating companies.

      In December 2002, our board of directors authorized our election to be taxed as a REIT for the 2003 tax year. We will continue to make for our own account and as investment manager for the account of funds under management, loans and debt related investments in various types of commercial real estate and related assets, and, to the extent necessary, we will tailor our balance sheet investment program to originate or acquire loans and investments to produce a portfolio that meets the asset and income tests necessary to maintain our qualification as a REIT. In order to accommodate our REIT status, the legal structure of future investment funds we sponsor may be different from the legal structure of our existing investment funds.

      We were incorporated in Maryland on April 7, 1998 as a successor to a business trust organized in the 1960s and our principal executive offices are located at 410 Park Avenue, 14th Floor, New York, New York 10022, and our telephone number is (212) 655-0220.

Securities That May Be Offered

      This prospectus relates to the offer and sale from time to time of (i) up to 4,002,597 shares of class A common stock currently held by certain of the individuals and entities listed under the "Selling Shareholders" section of this prospectus and (ii) up to 4,273,422 additional shares of class A common stock which may be issued to other selling shareholders upon the conversion of our outstanding convertible trust preferred securities.

      We will not receive any cash proceeds from the sale by the selling shareholders of the class A common stock to which this prospectus relates.

                                  RISK FACTORS

      An investment in our class A common stock involves various risks. You should carefully consider the following risk factors in conjunction with the other information contained and incorporated by reference into this prospectus before purchasing our class A common stock. If any of the risks discussed in this prospectus actually occur, our business, operating results, prospects and/or financial condition could be harmed. This could cause the market price of our class A common stock to decline and could cause you to lose all or part of your investment.

Risk Factors Related to Our Business

Because we commenced our investment management business in 2000, we are subject to risks and uncertainties associated with developing and operating a new business, and we may not achieve from this new business the investment returns that we expect.

      Our investment management business commenced in 2000 and therefore has a limited track record of proven results upon which to evaluate our performance. We will encounter risks and difficulties as we proceed to develop and operate our investment management business. In order to achieve our goals as an investment manager, we must:

      o manage our mezzanine funds successfully by investing a majority of our fund capital in suitable investments that meet the funds' specified investment criteria,

      o incent our management and professional staff to the task of developing and operating the investment management business,

      o structure, sponsor and capitalize future real estate related funds and other investment products under our management that provide investors with attractive investment opportunities, and

      o convince third party investors that an investment in our future funds will meet their investment objectives and will generate attractive returns.

      There can be no assurance that we will successfully develop and operate our investment management business to achieve the investment returns we expect.

Our success in developing and operating the investment management business will depend in part on the demand for real estate related investment opportunities such as those provided by our mezzanine funds and other real estate related funds and other investment products.

      Our ability to develop, operate and sustain our investment management business will depend in part on the strength of the market for private equity investments generally and the demand for real estate related private equity investments in particular. Markets for real estate related investments can be materially and adversely affected by factors beyond our control, including volatility in the global capital markets, adverse changes in general economic conditions, an unfavorable market for real estate and competition from other investment opportunities available to third party investors.

We will face substantial competition from established participants in the private equity market as we offer the mezzanine and other real estate related funds to third party investors.

      We are a recent entrant into the investment management business. As we offer our mezzanine and other real estate related funds as investment opportunities to third party investors, we will face significant competition from established Wall Street investment banking firms and large financial institutions which have proven track records in marketing and managing private equity investment funds and are otherwise competitively advantaged because they have access to pre-existing third party investor networks into which they can channel competing investment opportunities. If our competitors offer investment products that are competitive with the mezzanine and other fund investments offered by us, we will find it more difficult to attract investors and to capitalize our mezzanine and other real estate related funds.

Our success in deploying our mezzanine funds' capital to originate or acquire a targeted portfolio of assets will depend on the availability of, and the degree of competition for, attractive investments.

      Our operating results will be dependent upon the availability of, as well as our ability to identify, consummate, manage and realize, high yielding real estate investment opportunities. If we are not successful in investing all available equity capital for our funds, it will reduce the potential revenues we earn following our funds' investment period when our management fee base shifts from the amount of capital commitments to the amount of invested assets. We may expend significant time and resources in identifying and consummating targeted investments. In general, the availability of desirable high yielding real estate opportunities and, consequently, our funds' investment returns will be affected by the level and volatility of interest rates, by conditions in the financial markets and by general economic conditions. No assurance can be given that we will be successful in identifying and consummating investments which satisfy our rate of return objectives or that such investments, once consummated, will perform as anticipated. We will be engaged in a competitive business and will be competing for attractive investments with traditional lending sources as well as existing funds, or funds formed in the future, with similar investment objectives.

Our loans and investments will expose us to a high degree of risk associated with investing in commercial real estate related assets.

      Real estate historically has experienced significant fluctuations and cycles in value that may result in reductions in the value of real estate related investments. The performance and value of our loans and investments once originated or acquired by us will depend on many factors beyond our control. The ultimate performance and value of our investments will be subject to the varying degrees of risk generally incident to the ownership and operation of the commercial property which collateralize or support our investments. The ultimate performance and value of our loans and investments depends upon the commercial property owner's ability to operate the property so that it produces the revenues and cash flow needed to pay the interest and principal due to us on the loans and investments. Revenues and cash flow may be adversely affected by:

      o  changes in national economic conditions,

      o changes in local real estate market conditions due to changes in national or local economic conditions or changes in neighborhood characteristics,

      o competition from other properties offering the same or similar services,

      o changes in interest rates and in the availability of mortgage financing on favorable terms,

      o the impact of present or future environmental legislation and compliance with environmental laws,

      o the ongoing need for capital improvements (particularly in older structures),

      o  changes in real estate tax rates and other operating expenses,

      o adverse changes in governmental rules and fiscal policies, civil unrest, acts of God, including earthquakes, hurricanes and other natural disasters, acts of war or terrorism, which may result in uninsured losses,

      o  adverse changes in zoning laws, and

      o other factors that are beyond our control and the control of the commercial property owners.

      In the event that any of the properties underlying our loans and investments experience any of the foregoing events or occurrences, the value of, and return on, such investments would be negatively impacted.

Our balance sheet asset portfolio continues to be concentrated in mark-to-market mortgage backed securities and related hedges which subjects us to greater swings in equity and income as we record balance sheet gains and losses on such assets.

      Our venture agreement with affiliates of Citigroup Inc. placed restrictions on our ability to originate new mezzanine loan investments for our balance sheet during the investment period for Fund IIwhich resulted in our balance sheet portfolio becoming more concentrated in longer term fixed rate mortgage backed securities. We have adopted accounting policies under which such securities are recorded as available-for-sale and changes in the market value will impact either or both shareholders' equity or net income depending on the characterization of the change in market value. If a reduction in market value is deemed to be permanent (generally due to a change in the credit risk), the reduction in value will be recorded as a reduction of net income. If any of the available-for-sale securities are sold, the resulting gain or loss will be recorded through the income statement. All other changes in market value will impact shareholders equity only.

      While the restrictions on our balance sheet investment activities diminished when the investment period for Fund II ended and we have begun making new mezzanine loan investments for our balance sheet, there can be no assurance that the concentration in mark-to-market mortgage backed securities will be reduced in the near term through new originations. In an environment of lower interest rates, there is also a higher risk that our existing non-mark-to-market loans will pay off early. To the extent our balance sheet remains concentrated in mark-to-market assets, we will remain subject to potential swings in equity and income as we record gains and losses on such assets on our balance sheet which will be partially offset by unrealized gains and losses on hedges. If interest rates fluctuate and affect significantly the market value of such mark-to-market assets the corresponding reductions or increases in equity and income may be significant.

We may not achieve our targeted rate of return on our investments.

      We will originate or acquire investments based on our estimates or projections of overall rates of return on such investments, which in turn are based on, among other considerations, assumptions regarding the performance of assets, the amount and terms of available financing and the manner and timing of dispositions, including possible asset recovery and remediation strategies, all of which are subject to significant uncertainty. In addition, events or conditions that have not been anticipated may occur and may have a significant effect on the actual rate of return received on an investment.

      We are currently confronted with a low interest rate environment which negatively impacts our ability to originate or acquire investments that produce rates of returns similar to existing investments that were added to our portfolio during a higher interest rate environment. As we acquire or originate investments for our balance sheet portfolio (whether as new additions or as replacements for maturing investments), there can be no assurance that we will be able to originate or acquire investments that produce rates of return comparable to rates on existing investments.

We may not be able to obtain the level of leverage necessary to optimize our return on investment. If we do incur significant leverage, we will be subject to the risks of holding leveraged investments.

      Our return on investment will depend, in part, upon our ability to grow our funds' portfolio of invested assets through the use of leverage. Our ability to obtain the necessary leverage on attractive terms will ultimately depend upon our ability to maintain interest coverage ratios meeting prevailing market underwriting standards which will vary according to lenders' assessments of our and our funds' creditworthiness and the terms of the borrowings. The failure to obtain and/or maintain leverage at desired levels, or to obtain leverage on attractive terms, could have a material adverse effect on our funds' performance. Moreover, we are dependent upon a few lenders to provide the primary credit facilities for our origination or acquisition of loans and investments.

      Leverage creates an opportunity for increased net income, but at the same time creates risks. For example, leveraging magnifies changes in the net worth of our funds. We expect that our funds will leverage assets only when there is an expectation that leverage will enhance returns, although there can be no assurance that the use of leverage will prove to be beneficial. Where pledged assets are marked-to-market, a decline in market value may require us to pledge additional collateral to secure our borrowings. Moreover, there can be no assurance that our funds will be able to meet their debt service obligations and, to the extent that they cannot, they risk the loss of some or all of their assets or a financial loss if they are required to liquidate assets at a commercially inopportune time.

We are dependent upon our senior management team to develop and operate our business.

      Our ability to develop and operate our business depends to a substantial extent on the experience, relationships and expertise of our senior management and key employees. There can be no assurance that these individuals will remain in our employ. The employment agreement with our chief executive officer, John
R. Klopp, expires in 2004, unless further extended. The loss of the services of our senior management and key employees could have a material adverse effect on our operations.

We will be exposed to the risks involved with making subordinated investments.

      Our investments will involve the additional risks attendant to investments consisting of subordinated loan positions. In many cases, management of our investments and our remedies with respect thereto, including the ability to foreclose on the collateral securing such investments, will be subject to the rights of senior lenders and the rights as set forth in certain intercreditor agreements.

Our loans and investments may be subject to fluctuations in interest rates which may not be adequately protected, or protected at all, by our hedging strategies.

      Our current investment program emphasizes loans with "floating" interest rates to protect against fluctuations in interest rates. However, we may from time to time make fixed rate loans. In such cases, we may employ various hedging strategies to limit the effects of changes in interest rates, including engaging in interest rate swaps, caps, floors and other interest rate exchange contracts. No strategy can completely insulate us or the funds from the risks associated with interest rate changes and there is a risk that they may provide no protection at all. Hedging transactions involve certain additional risks such as the legal enforceability of hedging contracts, the early repayment of hedged transactions and the risk that unanticipated and significant changes in interest rates may cause a significant loss of basis in the contract and a change in current period expense. There can be no assurance that we will be able to enter into hedging transactions or that such hedging transactions will adequately protect us or the funds against the foregoing risks. In addition, cash flow hedges which are not perfectly correlated with a variable rate financing will impact our income as gains and losses on the ineffective portion of such hedges will be recorded.

Our loans and investments may be illiquid which will constrain our ability to vary our portfolio of investments.

      Real estate investments are relatively illiquid. Such illiquidity may limit our ability to vary our portfolio or our funds' portfolio of investments in response to changes in economic and other conditions. Illiquidity may result from the absence of an established market for investments as well as the legal or contractual restrictions on their resale. In addition, illiquidity may result from the decline in value of a property securing one of the funds' investments. There can be no assurance that the fair market value of any of the real property serving as security will not decrease in the future, leaving our or our funds' investment under-collateralized or not collateralized at all.

We may invest in troubled assets which are subject to a higher degree of financial risk.

      We may make investments in non-performing or other troubled assets that involve a higher degree of financial risk and there can be no assurance that our investment objectives will be realized or that there will be any return on investment. Furthermore, investments in properties operating in work-out modes or under bankruptcy protection laws may, in certain circumstances, be subject to additional potential liabilities that could exceed the value of an investor's original investment, including equitable subordination and/or disallowance of claims or lender liability.

We may not have control over certain of our loans and investments.

      Our ability to manage our portfolio of loans and investments will be subject to the form in which they are made. In certain situations, we or our funds may:

      o  acquire only a minority interest,

      o co-invest with third parties through partnerships, joint ventures or other entities, thereby acquiring non-controlling interests,

      o rely on independent third party management or strategic partners with respect to the management of an asset, or

      o  acquire only a participation in an asset underlying an investment.

      Therefore, we may not be able to exercise control over the loan or investment. Such financial assets may involve risks not present in investments where third party controlling investors or third parties are not involved. For example, a third party partner or co-venturer may have financial difficulties resulting in a negative impact on such asset, may have economic or business interests or goals which are inconsistent with ours and those of the funds, or may be in a position to take action contrary to the funds' investment objectives. In addition, our funds may, in certain circumstances, be liable for the actions of its third party partners or co-venturers.

Our mezzanine and other funds will be subject to the risk of defaults by third party investors on their capital commitments.

      The capital commitments made by third party investors to our mezzanine and other funds represent promises by those investors to contribute cash to the funds from time to time as investments are made by the funds. We will therefore be subject to general credit risks that the investors may default on their capital commitments. If defaults occur, we may not be able to close loans and investments we have identified and negotiated, which could materially and adversely affect the fund's investment program or make us liable for breach of contract, in either case to the detriment of our franchise in the private equity market.

We must manage our portfolio and the portfolios of our funds in a manner that allows us to rely on an exclusion from registration under the Investment Company Act of 1940 in order to avoid the consequences of regulation under this Act.

      We rely on an exclusion from registration as an investment company afforded by Section 3(c)(5)(C) of the Investment Company Act of 1940. Under this exclusion, we are required to maintain, on the basis of positions taken by the SEC staff in interpretive and no-action letters, a minimum of 55% of the value of the total assets of our portfolio in "mortgages and other liens on and interests in real estate." We refer to this category of investments herein as "Qualifying Interests." In addition, we must maintain an additional minimum of 25% of the value of our total assets in Qualifying Interests or other real estate-related assets. Because registration as an investment company would have a material adverse effect on us and our share price, since it would significantly affect our ability to engage in certain transactions or to organize ourselves in the manner as we currently do, we intend to maintain our qualification for this exclusion from registration.

      If our portfolio did not comply with the requirements of the exclusion we rely upon, we could be forced to alter our portfolio by selling or otherwise disposing of a substantial portion of the assets that are not Qualifying Interests or by acquiring significant position in assets that are Qualifying Interests. Altering our portfolio in this manner may have a material adverse effect on our investment if we are forced to dispose of or acquire assets in an unfavorable market.

Risk Factors Relating to Our Stock

Because a limited number of shareholders, including members of our management team, own a substantial number of our shares, decisions made by them may be detrimental to your interests.

      By virtue of their direct and indirect share ownership, John R. Klopp, a director and our president and chief executive officer, Craig M. Hatkoff, a director and former officer, and other shareholders indirectly owned by trusts for the benefit of our chairman of the board, Samuel Zell, have the power to significantly influence our affairs and are able to influence the outcome of matters required to be submitted to shareholders for approval, including the election of our directors, amendments to our charter, mergers, sales of assets and other acquisitions or sales. The influence exerted by these shareholders over the company's affairs might not be consistent with the interests of other shareholders. We cannot assure you that these shareholders will not exercise their influence over us in a manner detrimental to your interests. As of the date hereof, these shareholders collectively own and control 2,171,479 shares of our class A common stock representing approximately 33.4% of our outstanding class A common stock. This concentration of ownership may have the effect of delaying or preventing a change in control of our company and might affect the market price of our class A common stock.

      The conversion of the outstanding convertible trust preferred securities held by EOP Operating Limited Partnership, Vornado Realty, L.P., and JP Morgan Chase Bank, as trustee for the General Motors Employe Global Group Pension Trust and the GMAM Group Pension Trust II could result in other significant concentrated holdings of class A common stock. EOP Operating Limited Partnership, Vornado Realty, L.P. and JP Morgan Chase Bank, as trustee for the General Motors Employe Global Group Pension Trust and the GMAM Group Pension Trust II may each acquire 1,424,474 shares of our class A common stock. Officers, directors or other related persons of these securityholders serve on our board of directors and therefore have the power to significantly influence our affairs. If these securityholders acquire a significant ownership position, they may acquire the ability to influence the outcome of matters submitted for shareholder approval.

Some provisions of our charter and bylaws and Maryland law may deter takeover attempts, which may limit the opportunity of our shareholders to sell their shares at a favorable price.

      Some of the provisions of our charter and bylaws and Maryland law discussed below could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders, by providing them with the opportunity to sell their shares at a premium to the then current market price.

      Issuance of Preferred Stock Without Shareholder Approval. Our charter authorizes our board of directors to authorize the issuance of up to 100,000,000 shares of preferred stock and up to 100,000,000 shares of common stock. Our charter also authorizes our board of directors, without shareholder approval, to classify or reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock and to increase the aggregate number of shares of stock of any class or series that may be issued. The board therefore has the power to increase the number of shares of preferred stock we may issue without shareholder approval. Preferred stock may be issued in one or more series, the terms of which may be determined without further action by shareholders. These terms may include preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms or conditions of redemption. No shares of preferred stock are currently outstanding and we have no present plans for the issuance of any preferred stock. The issuance of any preferred stock, however, could materially adversely affect the rights of holders of our common stock, and therefore could reduce its value. In addition, specific rights granted to future holders of preferred stock could be used to restrict our ability to merge with, or sell assets to, a third party. The power of the board of directors to issue preferred stock could make it more difficult, delay, discourage, prevent or make it more costly to acquire or effect a change in control, thereby preserving the current shareholders' control.

      Advance Notice Bylaw. Our bylaws contain advance notice procedures for the introduction of business and the nomination of directors. These provisions could discourage proxy contests and make it more difficult for you and other shareholders to elect shareholder-nominated directors and to propose and approve shareholder proposals opposed by management.

      Maryland Takeover Statutes. We are subject to the Maryland Business Combination Act which might enable our management to resist an unsolicited takeover of our company. The statute substantially restricts the ability of third parties who acquire, or seek to acquire, control of our company to complete mergers and other business combinations without the approval of our board of directors even if such transaction would be beneficial to shareholders. "Business combinations" between such a third party acquiror and our company are prohibited if the acquiror becomes an "interested shareholder" by obtaining beneficial ownership of 10 percent or more of shareholder voting power. If our board of directors approved in advance the transaction that would otherwise give rise to the acquiror attaining such status, the acquiror would not become an interested shareholder and, as a result, it could enter into a business combination with us. Our board of directors could choose not to negotiate with an acquirer if the board determined in its business judgment that considering such an acquisition was not in the strategic interests of our company. Even after the lapse of the five-year prohibition period, any business combination with an interested shareholder must be recommended by our board of directors and approved by the affirmative vote of at least:

      o  80% of the votes entitled to be cast by shareholders and

      o two-thirds of the votes entitled to be cast by shareholders other than the interested shareholder and affiliates and associates thereof.

      The super-majority vote requirements do not apply if the transaction complies with a minimum price requirement prescribed by the statute.

      Our board of directors has exempted any business combination involving family partnerships controlled separately by John R. Klopp and Craig M. Hatkoff and a limited liability company indirectly controlled by a trust for the benefit of Samuel Zell and his family. As a result, the persons described above may enter into business combinations with us without compliance with the super-majority vote requirements and the other provisions of the statute.

      We are also subject to the Maryland Unsolicited Takeovers Act which permits our board of directors, among other things, to elect on our company's behalf to stagger the terms of directors, to increase the shareholder vote required to remove a director and to provide that shareholder-requested meetings may be called only upon the request of shareholders entitled to cast at least a majority of the votes entitled to be cast at the meeting. Such an election would significantly restrict the ability of third parties to wage a proxy fight for control of our board of directors as a means of advancing a takeover offer. If an acquirer was discouraged from offering to acquire us, or prevented from successfully completing a hostile acquisition, you could lose the opportunity to sell your shares at a favorable price.

Risk Factors Related to our REIT Election

Our charter does not permit ownership of over 2.5% of our class A common stock by individuals, and attempts to acquire our common stock in excess of the 2.5% limit would be void without the prior approval of our board of directors.

      For the purpose of preserving our REIT qualification, our charter would prohibit direct or constructive ownership by any individual of more than 2.5% of the lesser of the total number or value of the outstanding shares of our class A common stock as a means of preventing ownership of more than 50% of our class A common stock by five or fewer individuals. The charter's constructive ownership rules are complex and may cause the outstanding class A common stock owned by a group of related individuals or entities to be deemed to be constructively owned by one individual. As a result, the acquisition of less than 2.5% of our outstanding class A common stock by an individual or entity could cause an individual to own constructively in excess of 2.5% of our outstanding class A common stock, and thus be subject to the charter's ownership limit. The ownership limit was established following a review of the aggregate ownership of the top five direct or constructive individual shareholders. There can be no assurance that our board of directors, as permitted in the charter, will increase this ownership limit in the future. Any attempt to own or transfer shares of our class A common stock in excess of the ownership limit without the consent of our board of directors shall be void, and will result in the shares being transferred by operation of law to a charitable trust, and the person who acquired such excess shares will not be entitled to any distributions thereon or to vote such excess shares.

      After reviewing the top five shareholders treated as individuals for REIT qualification purposes, our board of directors fixed the ownership limit at 2.5%. The charter contains a provision that would exempt certain of our officers and directors and related persons from the ownership limit. Based on the number of shares outstanding on the date hereof, this exemption would permit these top five shareholders collectively to hold up to 40.9% of our outstanding shares of class A common stock.

      The 2.5% ownership limit may have the effect of precluding a change in control of Capital Trust by a third party without the consent of our board of directors, even if such change in control would be in the interest of our stockholders (and even if such change in control would not reasonably jeopardize our REIT status).

There are no assurances of our ability to pay dividends in the future.

      We intend to pay quarterly dividends and to make distributions to our shareholders in amounts such that all or substantially all of our taxable income in each year, subject to certain adjustments, is distributed. This, along with other factors, should enable us to qualify for the tax benefits accorded to a REIT under the Internal Revenue Code. We have not established a dividend policy providing for the payment of specific dividends at regular intervals. All distributions will be made at the discretion of our board of directors and will depend on our earnings, our financial condition, maintenance of our REIT status and such other factors as our board of directors may deem relevant from time to time. There are no assurances as to our ability to pay dividends in the future. In addition, some of our distributions may include a return of capital.

An increase in market interest rates may lead prospective purchasers of our class A common stock to expect a higher dividend yield, which would adversely affect the market price of our class A common stock.

      One of the factors that will influence the price of our class A common stock will be the dividend yield on our stock (distributions as a percentage of the price of our stock) relative to market interest rates. An increase in market interest rates may lead prospective purchasers of our common stock to expect a higher dividend yield, which would adversely affect the market price of our class A common stock.

Recent tax legislation may have negative consequences for REITs.

      Recent tax legislation allows certain corporations to pay dividends that qualify for a reduced tax rate in the hands of certain shareholders. This legislation generally does not apply to REITs. Although the legislation does not adversely affect the tax treatment of REITs, it may cause investments in non-REIT corporations to become relatively more desirable. As a result, the capital markets may be less favorable to REITs when they seek to raise equity capital, and the prices at which REIT equity securities trade may decline or underperform non-REIT corporations.

We will be dependent on external sources of capital to finance our growth.

      As with other REITs, but unlike corporations generally, our ability to finance our growth must largely be funded by external sources of capital because we generally will have to distribute to our shareholders 90% of our taxable income in order to qualify as a REIT (including taxable income where we do not receive corresponding cash). Our access to external capital will depend upon a number of factors, including general market conditions, the market's perception of our growth potential, our current and potential future earnings, cash distributions and the market price of our stock.

If we do not maintain our qualification as a REIT, we will be subject to tax as a regular corporation and face a substantial tax liability.

      We expect to operate so as to qualify as a REIT under the Internal Revenue Code. However, qualification as a REIT involves the application of highly technical and complex Internal Revenue Code provisions for which only a limited number of judicial or administrative interpretations exist. Even a technical or inadvertent mistake could jeopardize our REIT status. Furthermore, new tax legislation, administrative guidance or court decisions, in each instance potentially with retroactive effect, could make it more difficult or impossible for us to qualify as a REIT. If we fail to qualify as a REIT in any tax year, then:

      o we would be taxed as a regular domestic corporation, which under current laws, among other things, means being unable to deduct distributions to shareholders in computing taxable income and being subject to federal income tax on our taxable income at regular corporate rates;

      o any resulting tax liability could be substantial, could have a material adverse effect on our book value and could reduce the amount of cash available for distribution to shareholders; and

      o unless we were entitled to relief under applicable statutory provisions, we would be required to pay taxes, and thus, our cash available for distribution to shareholders would be reduced for each of the years during which we did not qualify as a REIT.

Complying with REIT requirements may cause us to forego otherwise attractive opportunities.

      In order to qualify as a REIT for federal income tax purposes, we must continually satisfy tests concerning, among other things, our sources of income, the nature of our investments in commercial real estate and related assets, the amounts we distribute to our shareholders and the ownership of our stock. We may also be required to make distributions to shareholders at disadvantageous times or when we do not have funds readily available for distribution. The REIT provisions of the tax code may substantially limit our ability to hedge our financial assets and related borrowings. Thus, compliance with REIT requirements may hinder our ability to operate solely on the basis of maximizing profits.

Complying with REIT requirements may force us to liquidate or restructure otherwise attractive investments.

      In order to qualify as a REIT, we must also ensure that at the end of each calendar quarter, at least 75% of the value of our assets consists of cash, cash items, government securities and qualified REIT real estate assets. The remainder of our investment in securities cannot include more than 10% of the outstanding voting securities of any one issuer or 10% of the total value of the outstanding securities of any one issuer. In addition, no more than 5% of the value of our assets can consist of the securities of any one issuer. If we fail to comply with these requirements, we must dispose of a portion of our assets within 30 days after the end of the calendar quarter in order to avoid losing our REIT status and suffering adverse tax consequences.

Complying with REIT requirements may force us to borrow to make distributions to shareholders.

      From time to time, our taxable income may be greater than our cash flow available for distribution to shareholders. If we do not have other funds available in these situations, we may be unable to distribute substantially all of our taxable income as required by the REIT provisions of the Internal Revenue Code. Thus, we could be required to borrow funds, sell a portion of our assets at disadvantageous prices or find another alternative. These options could increase our costs or reduce our equity.

                                 USE OF PROCEEDS

      We will not receive any proceeds from the sale of any securities covered by this prospectus by the selling shareholders.

                             SELECTED FINANCIAL DATA

The following selected financial data has been derived from the Company's historical financial statements as of and for the years ended December 31, 2002, 2001, 2000, 1999, and 1998. The per share information presented has been adjusted to give effect to the one (1) for three (3) reverse stock split of the Company's outstanding shares of class A common stock as though the reverse stock split was in effect for all periods presented. Prior to March 8, 2000, the Company did not serve as investment manager for any funds under management and therefore only the historical financial information, as of and for the years ended December 31, 2002, 2001and 2000 reflect operating results from its investment management business. For these reasons, the Company believes that, except for the information for the years ended December 31, 2002, 2001 and 2000, the following information is not indicative of the Company's current business.



                                            Years Ended December 31,
                                    --------------------------------------------
                                      2002     2001     2000     1999    1998
                                    --------- ------- -------- -------- --------
STATEMENT OF OPERATIONS DATA:        (in thousands, except for per share data)
REVENUES:
Interest and investment income......$ 47,207 $ 67,728 $ 88,433 $ 89,839 $ 63,954
Income / (loss) from equity
  investments in affiliated Funds...  (2,534)   2,991    1,530       --      --
Advisory and investment banking
  fees..............................   2,207      277    3,920   17,772   10,311
Management and advisory fees from
  Funds.............................  10,123    7,664      373       --      --
                                     -------- ------- -------- -------- --------
  Total revenues....................  57,003   78,660   94,256  107,611   74,265
                                     -------- ------- -------- -------- --------
OPERATING EXPENSES:
Interest expense....................  17,992   26,348   36,931   39,791   27,665
General and administrative
  expenses..........................  13,996   15,382   15,439   17,345   17,045
Depreciation and amortization.......     992      909      902      345      249
Net unrealized (gain) / loss on
  derivative securities and
  corresponding hedged risk on CMBS
  Securities........................ (21,134)     542       --       --       --
Net realized (gain) / loss on sale
  of fixed assets, investments and
  settlement of derivative
  securities........................  28,715       --       64      (35)      --
Provision for / (recapture of)
  allowance for possible credit
  losses............................  (4,713)     748    5,478    4,103    3,555
                                     -------- ------- -------- -------- --------
  Total operating expenses..........  35,848   43,929   58,814   61,549   48,514
                                     -------- ------- -------- -------- --------
Income / (loss) before income tax
  expense and distributions and
  amortization on Convertible
  Trust Preferred Securities........  21,155   34,731   35,442   46,062  25,751
Income tax expense..................  22,438   16,882   17,760   22,020  9,367
                                     -------- ------- -------- -------- --------
Income / (loss) before
  distributions and amortization
  on Convertible Trust Preferred
  Securities........................  (1,283)  17,849   17,682   24,042  16,384
Distributions and amortization on
  Convertible Trust
  Preferred Securities, net of
  income tax benefit................   8,455    8,479    7,921    6,966    2,941
                                     -------- ------- -------- -------- --------
NET INCOME / (LOSS).................  (9,738)   9,370    9,761   17,076   13,443
Less: Preferred Stock dividend and
  dividend requirement..............      --      606    1,615    2,375    3,135
                                     -------- ------- -------- -------- --------
Net income / (loss) allocable to
  Common Stock......................$ (9,738) $ 8,764 $  8,146 $ 14,701 $ 10,308
                                    ========= ======= ======== ======== =======
PER SHARE INFORMATION:
Net income / (loss) per share of
  Common Stock:
   Basic............................$  (1.62) $  1.30 $   1.05 $   2.07 $   1.70
   Diluted..........................$  (1.62) $  1.12 $   0.99 $   1.65 $   1.32

Weighted average shares of Common
  Stock outstanding:
   Basic............................   6,009    6,722    7,724    7,111    6,070
                                     ======== ======= ======== ========= =======
   Diluted..........................   6,009   12,041    9,897   14,575   10,208
                                     ======== ======= ======== ========= =======

                                               As of  December 31,
                                    -------------------------------------------
                                      2002     2001     2000     1999    1998
                                    --------- ------- -------- -------- --------
BALANCE SHEET DATA:
Total assets........................$384,976 $678,800 $644,392 $827,808 $766,438
Total liabilities................... 211,932  428,231  338,584  522,925  472,207
Convertible Trust Preferred
  Securities........................  88,988  147,941  147,142  146,343  145,544
Stockholders' equity................  84,056  102,628  158,666  158,540  148,687

                              SELLING SHAREHOLDERS

      As discussed elsewhere in this prospectus, the selling shareholders are individuals or entities who or which either hold shares of our class A common stock or may acquire the same upon the conversion of certain convertible trust preferred securities and, as discussed under the caption "Plan of Distribution" below, may include certain of their pledgees, donees, transferees or other successors-in-interest who receive shares as a gift, pledge, partnership distribution or other non-sale related transfer. The following table sets forth, as of the date of this prospectus:

      o  the name of each selling shareholder;

      o the number of shares of class A common stock beneficially owned by each selling shareholder;

      o the number of shares of class A common stock that may be offered for the account of each selling shareholder; and

      o the number and percentage of shares of class A common stock that will be beneficially owned by each selling shareholder following the offering to which this prospectus relates.

      The information with respect to ownership after the offering assumes the sale of all of the shares offered and no purchases of additional shares. We have set forth in the footnotes to the table additional information regarding the selling shareholders and their shares, including the nature of any position, office or other material relationship that a selling shareholder has had with Capital Trust or any of our affiliates within the past three years. The selling shareholders may offer all or part of the shares covered by this prospectus at any time or from time to time.

      For purposes of the table below, the number of shares "beneficially owned" are those beneficially owned as determined under the rules of the SEC. Such information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which a person has sole or shared voting power or investment power and any shares for which the person has the right to acquire such power within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement.

                                          Total Number
                                          of Shares of     Total Number     Percentage
                         Total Number       Class A        of Shares of    of Shares of
                         of Shares of     Common Stock       Class A          Class A
                            Class A       that may be      Common Stock    Common Stock
                         Common Stock     Offered for           to             to be
                         Beneficially     the Account           be         Beneficially
                          Owned Prior        of the        Beneficially     Owned after
                            to this         Selling        Owned after         this
          Name             Offering       Shareholder     this Offering      Offering
          ----         ---------------- --------------- ----------------- --------------
Veqtor Finance Company,
  L.L.C. (1)               897,429          897,429             --            --%
CMH Investment
  Partnership LP (2)       610,444 (8)      610,444             --            --%
GRG Investment
  Partnership LP (3)        64,807 (9)       64,807             --            --%
JRK Investment
  Partnership LP (4)       600,044 (10)     600,044             --            --%
Rosenberg-CT General
  Partnership (5)          139,807 (11)     139,807             --            --%
EOP Operating Limited
  Partnership            1,424,474 (12)   1,424,974             --            --%
Vornado Realty, L.P.     1,424,474 (12)   1,424,974             --            --%
JPMorgan Chase Bank, as
  trustee for General
  Motors Employe Global
  Group Pension Trust (6)   99,713 (13)      99,713             --            --%
JPMorgan Chase Bank, as
  trustee for GMAM
  Group Pension Trust
  II (6)                 1,324,761 (14)   1,324,761             --            --%
Stichting Pensioenfonds
  ABP                      590,066          590,066             --            --%

                                          Total Number
                                          of Shares of     Total Number     Percentage
                         Total Number       Class A        of Shares of    of Shares of
                         of Shares of     Common Stock       Class A          Class A
                            Class A       that may be      Common Stock    Common Stock
                         Common Stock     Offered for           to             to be
                         Beneficially     the Account           be         Beneficially
                          Owned Prior        of the        Beneficially     Owned after
                            to this         Selling        Owned after         this
          Name             Offering       Shareholder     this Offering      Offering
          ----         ---------------- --------------- ----------------- --------------
Samstock, L.L.C. (7)        25,000           25,000             --            --%
WIG LP                      37,000           37,000             --            --%
Verna Harrah Trust          50,000           50,000             --            --%
HHS Partnership             15,000           15,000             --            --%
Jerry Markowitz and
  Maria Markowitz           15,000           15,000             --            --%
Barbara Clements Heller
  Revocable Trust           30,000           30,000             --            --%
Jerome Blank
  Irrevocable Trust         18,000           18,000             --            --%
Bernard Osher Trust         60,000           60,000             --            --%
Prism Partners I LP         70,000           70,000             --            --%
Fred Stein                  15,000           15,000             --            --%
Sharon B Zell Family
  Trust                     25,000           25,000             --            --%
JW Family Trust             12,500           12,500             --            --%
Richard F. Levy             10,000           10,000             --            --%
Kenneth D. Tuchman           5,000            5,000             --            --%
Harvey R. Heller            13,500           13,500             --            --%
Ramius Capital Croup,
  LLC                       22,500           22,500             --            --%
Portside Growth &
  Opportunity Fund Ltd      22,500           22,500             --            --%
Santa Fe Art Foundation     15,000           15,000             --            --%
Diane Buchanan Wilsey       50,000           50,000             --            --%
SMS Trust                   55,800           55,800             --            --%
ADS 1212 Trust              18,600           18,600             --            --%
You Lucky Dog Trust         18,600           18,600             --            --%
Prima Associates, LP        10,000           10,000             --            --%
The Alpha Fund              10,000           10,000             --            --%
Gaston Caperton             12,000           12,000             --            --%
John Pritzker                6,000            6,000             --            --%
Herb Lau and Carol Lau       1,000            1,000             --            --%

                                          Total Number
                                          of Shares of     Total Number     Percentage
                         Total Number       Class A        of Shares of    of Shares of
                         of Shares of     Common Stock       Class A          Class A
                            Class A       that may be      Common Stock    Common Stock
                         Common Stock     Offered for           to             to be
                         Beneficially     the Account           be         Beneficially
                          Owned Prior        of the        Beneficially     Owned after
                            to this         Selling        Owned after         this
          Name             Offering       Shareholder     this Offering      Offering
          ----         ---------------- --------------- ----------------- --------------
Mellon Bank NA,
  Custodian for the
  Public Employee
  Retirement System of
  Idaho                      200,000        200,000             --             --%
Boston Safe Deposit and
  Trust Company, as
  Trustee of the Raytheon
  Combined DB/DC Master
  Trust                       29,900         29,900             --             --%
Boston Safe Deposit and
  Trust Company, as
  Trustee of the Raytheon
  Master  Pension Trust       85,100         85,100             --            --%
WHI Growth Fund, LP           90,000         90,000             --            --%
Shoshana Foundation Inc.       2,000          2,000             --            --%
Granite Fund I LLC            50,000         50,000             --            --%

---------------------

(1) Zell General Partnership, Inc., or Zell GP, is the sole managing member of Veqtor Finance Company, L.L.C. The sole shareholder of Zell GP is the Sam Investment Trust, a trust established for the benefit of the family of Samuel Zell, our chairman of the board. Chai Trust Company, L.L.C. serves as trustee of the Sam Investment Trust.

(2) Craig M. Hatkoff, our former vice chairman and a member of our board of directors, is the sole general partner of CMH Investment Partnership LP.

(3) Gary R. Garrabrant, a member of our board of directors, is the sole general partner of GRG Investment Partnership L.P.

(4) John R. Klopp, our president and chief executive officer and a member of our board of directors, is the sole general partner of JRK Investment Partnership LP.

(5) Sheli Z. Rosenberg, a member of our board of directors, and Burton X. Rosenberg are the sole general partners of Rosenberg-CT General Partnership.

(6) Each trust is a pension trust formed pursuant to the laws of the State of New York for the benefit of certain employee benefit plans of General Motors Corporation, or GM, its subsidiaries and unrelated employers. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation, or GMIMCo, a wholly-owned subsidiary of GM. GMIMCo is registered as an investment adviser under the Investment Advisers Act of 1940. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM, its subsidiaries and unrelated employers, and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as investment manager with respect to these shares and in that capacity it has the sole power to direct the trustee as to the voting and disposition of these shares. Because of the trustee's limited role, beneficial ownership of the shares by the trustee is disclaimed.

(7) SZ Investments, L.L.C., or SZI, is the sole member of Samstock, L.L.C. The sole manager of SZI is Zell GP.

(8) Excludes 18,000 shares of class A common stock owned by Craig M. Hatkoff, 141,667 shares issuable upon the exercise of vested stock options and 11,924 shares issuable upon conversion of vested stock units held by Mr. Hatkoff.

(9) Excludes 30,710 shares of class A common stock which may be obtained upon conversion of vested stock units held by Gary R. Garrabrant, and 35,000 shares of class A common stock issuable upon exercise of vested stock options held by Mr. Garrabrant.

(10) Excludes 69,259 shares of class A common stock owned by John R. Klopp, 29,630 shares of class A common stock subject to an unvested restricted stock grant, and 424,999 shares issuable upon exercise of vested stock options held by Mr. Klopp.

(11) Excludes 30,710 shares of class A common stock which may be obtained upon conversion of vested stock units held by Sheli Z. Rosenberg.

(12) Represents shares which may be obtained upon conversion of $29,914,000 in convertible amount of Variable Step Up Convertible Trust Preferred Securities issued by our company's consolidated Delaware statutory business trust subsidiary, CT Convertible Trust I.

(13) Represents shares which may be obtained upon conversion of $2,093,980 in convertible amount of Variable Step Up Convertible Trust Preferred Securities issued by our company's consolidated Delaware statutory business trust subsidiary, CT Convertible Trust I.

(14) Represents shares which may be obtained upon conversion of $27,820,020 in convertible amount of Variable Step Up Convertible Trust Preferred Securities issued by our company's consolidated Delaware statutory business trust subsidiary, CT Convertible Trust I.

                              PLAN OF DISTRIBUTION

      We are registering shares of class A common stock on behalf of the selling shareholders. As used in this section of the prospectus, the term "selling shareholders" includes the selling shareholders named in the table above and any of their pledgees, donees, transferees or other successors-in-interest who receive shares offered hereby from a selling shareholder as a gift, pledge, partnership distribution or other non-sale related transfer and who subsequently sell any of such shares after the date of this prospectus.

       All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by Capital Trust. Underwriting discounts, brokerage commissions and similar selling expenses, if any, attributable to the sale of the securities covered by this prospectus will be borne by the respective selling shareholders.

      The selling shareholders may sell under this prospectus the shares of class A common stock which are outstanding or are issuable upon conversion of the convertible trust preferred securities at different times. The selling shareholders will act independently of us in making decisions as to the timing, manner and size of each sale. The sales may be made on the New York Stock Exchange or any national securities exchange or quotation system on which the shares of class A common stock may be listed or quoted at the time of sale, in the over-the-counter market or other than in such organized and unorganized trading markets, in one or more transactions, at:

      o  fixed prices, which may be changed;

      o  prevailing market prices at the time of sale;

      o  varying prices determined at the time of sale; or

      o  negotiated prices.

      The shares may be sold by one or more of the following methods in addition to any other method permitted under this prospectus:

      o a block trade in which the broker-dealer so engaged may sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      o a purchase by a broker-dealer as principal and resale by such broker-dealer for its own account;

      o an ordinary brokerage transaction or a transaction in which the broker solicits purchasers;

      o  a privately negotiated transaction;

      o  an underwritten offering;

      o securities exchange or quotation system sale that complies with the rules of the exchange or quotation system;

      o  through the writing of options relating to such shares; or

      o  through a combination of the above methods of sale.

      In connection with sales of the shares of class A common stock, any selling shareholder may:

      o enter into and cover hedging transactions with broker-dealers, that may in turn engage in short sales of the shares of class A common stock in the course of hedging the positions they assume;

      o sell short and deliver shares of class A common stock to close out the short positions; or

      o loan or pledge shares of class A common stock to broker-dealers that in turn may sell the shares.

      We have been advised by the selling shareholders that they have not, as of the date of this prospectus, entered into any agreements, understandings or arrangements with underwriters or broker-dealers regarding the sale of their shares, nor have we been advised that there is an underwriter or broker-dealer acting as of the date of this prospectus in connection with the proposed sale of the shares by the selling shareholders.

      The selling shareholders may effect such transactions by selling the shares covered by this prospectus directly to purchasers, to or through broker-dealers, which may act as agents for the seller and buyer or principals, or to underwriters who acquire shares for their own account and resell them in one or more transactions. Such broker-dealers or underwriters may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of the shares covered by this prospectus for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions) and such discounts, concessions, or commissions may be allowed or re-allowed or paid to dealers.

      The selling shareholders and any broker-dealers that participate with the selling shareholders in the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act.

      The selling shareholders and any broker-dealer that may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We will make copies of this prospectus available to the selling shareholders and have informed them of their obligation to deliver copies of this prospectus to purchasers at or before the time of any sale of the shares. Such requirement may be satisfied by delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act.

      We have informed the selling shareholders that the anti-manipulation provisions of Regulation M promulgated under the Securities Exchange Act of 1934, may apply to their sales in the market.

      The selling shareholders also may resell all or a portion of their shares in open market transactions in reliance upon Rule 144 under the Securities Act, or any other available exemption from required registration under the Securities Act, provided they meet the criteria and conform to the requirements of such exemption.

      We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a selling shareholder that any material arrangements have been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange or secondary distribution or a purchase by a broker-dealer. Such supplement will disclose:

      o the name of each such selling shareholder and of the participating broker-dealer(s);

      o  the number of shares involved;

      o  the price at which such shares were sold;

      o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

      o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

      o  other facts material to the transaction.

      In addition, upon receiving notice from a selling shareholder that a donee, pledgee or transferee or other successor-in-interest intends to sell more than 500 shares covered by this prospectus, we will file a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act to identify the non-sale transferee.

      We have agreed with the selling shareholders to keep the registration statement of which this prospectus is a part effective until all shares are sold by the selling shareholders or all unsold shares are immediately saleable without restriction (including without volume limitations) and without registration under the Securities Act.

      The selling shareholders are not restricted as to the price or prices at which they may sell their shares. Sales of such shares may have an adverse effect on the market price of the securities, including the market price of the class A common stock. Moreover, the selling shareholders are not restricted as to the number of shares that may be sold at any time, and it is possible that a significant number of shares could be sold at the same time, which may have an adverse effect on the market price of the class A common stock.

      We will bear all costs, expenses and fees in connection with the registration of the shares. We have agreed to indemnify and hold the selling shareholders harmless against certain liabilities under the Securities Act that could arise in connection with the sale by the selling shareholders of the shares. The selling shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                            DESCRIPTION OF OUR STOCK

      The following description of our common and preferred stock, provisions of our charter and bylaws and specific provisions of the Maryland General Corporation Law are only summaries, and are qualified in their entirety by reference to the Maryland General Corporation Law and to our charter and bylaws which are filed as exhibits to our registration statement on Form S-3 of which this prospectus is a part.

General

      Under our charter, we may issue up to 200,000,000 shares of stock comprised of the following:

      o  100,000,000 shares of class A common stock, par value $.01 per share;
         and

      o  100,000,000 shares of preferred stock, par value $.01 per share.

      As of the date hereof, 6,500,734 shares of class A common stock were issued and outstanding and no shares of preferred stock were designated as a particular class or series or are outstanding. Under Maryland law, our shareholders generally are not liable for our debts or obligations. The class A common stock is listed on the New York Stock Exchange under the symbol "CT".

Common Stock

      All shares of class A common stock covered by this prospectus are, or upon their issuance will be, duly authorized, fully paid and nonassessable. Holders of our common stock are entitled to receive dividends when authorized by our board of directors out of assets legally available for the payment of dividends. They are also entitled to share ratably in our assets legally available for distribution to our shareholders in the event of our liquidation, dissolution or winding up, after payment of, or adequate provision for, all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our stock. All shares of class A common stock have equal dividend and liquidation rights.

      Subject to our charter restrictions on ownership and transfer of our stock, each outstanding share of class A common stock is entitled to one vote on all matters to be submitted to a vote of the shareholders. There is no cumulative voting in the election of our directors and our directors are elected by a plurality of the votes cast, so the holders of a simple majority of the outstanding class A common stock, voting at a shareholders meeting at which a quorum is present, can elect all of the directors nominated for election at the meeting. Holders of our common stock have no exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Because holders of common stock do not have preemptive rights, we may issue additional shares of stock that may reduce each shareholder's proportionate voting and financial interest in our company. Rights to receive dividends on our class A common stock may be restricted by the terms of any future classified and issued shares of our preferred stock.

      Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by a majority of all votes entitled to be cast on the matter.

Power to Reclassify Shares of Our Stock and to Increase the Number of Shares of Our Stock

      Our charter authorizes our board of directors, without shareholder approval, to:

      o classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock, and

      o increase or decrease the aggregate number of shares of stock of any class or series that may be issued.

      Prior to the issuance of shares of each class or series, the board is required by Maryland law and by our charter to set, subject to our charter restrictions on transfers of stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Thus, the board could authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control of our company that might involve a premium price for holders of our common stock or otherwise be in their best interest.

Power to Issue Additional Shares of Common Stock and Preferred Stock

      We believe that the power to issue additional shares of our common stock or preferred stock, increase the aggregate number of shares of stock of any class or series that we have the authority to issue and to classify or reclassify unissued shares of our common or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without shareholder approval, unless shareholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of stock that could delay, defer or prevent a transaction or a change in control of our company that might involve a premium price for holders of common stock or otherwise be in their best interest.

Transfer Agent and Registrar

      The transfer agent and registrar for all of the securities covered by this prospectus is American Stock Transfer & Trust Company located in Brooklyn, New York.

Certain Provisions of Maryland Law and Our Charter and Bylaws

REIT Qualification Restrictions on Ownership and Transfer

      Our charter contains restrictions on the number of shares of our stock that a person may own. No individual may acquire or hold, directly or indirectly, in excess of 2.5% in value or number of our stock unless they receive an exemption from our board of directors.

      Our charter further prohibits (a) any person from owning shares of our stock that would result in our being "closely held" under Section 856(h) of the Internal Revenue Code or otherwise cause us to fail to qualify as a REIT and (b) any person from transferring shares of our stock if the transfer would result in our stock being owned by fewer than 100 persons. Any person who acquires or intends to acquire shares of our stock that may violate any of these restrictions, or who is the intended transferee of shares of our stock which are transferred to the Trust, as defined below, is required to give us immediate written notice and provide us with such information as we may request in order to determine the effect of the transfer on our status as a REIT. The above restrictions will not apply if our board of directors determines that it is no longer in our best interests to continue to qualify as a REIT.

      Our board of directors, in its sole discretion, may exempt a person from, or modify, these limits, subject to such terms, conditions, representations and undertakings as it may determine. Our board of directors has granted limited exemptions to certain persons who directly or indirectly own our stock, including officers and directors and shareholders controlled by them or trusts for the benefit of their families.

      Any attempted transfer of our stock which, if effective, would result in violation of the above limitations, will cause the number of shares causing the violation (rounded to the nearest whole share) to be automatically transferred to a trust, which we refer to as the Trust, for the exclusive benefit of one or more charitable beneficiaries, which we refer to as the Charitable Beneficiary, and the proposed transferee will not acquire any rights in the shares. The automatic transfer will be deemed to be effective as of the close of business on the business day (as defined in our charter) prior to the date of the transfer. The shares transferred to the Trust will generally be selected so as to minimize the aggregate value of shares transferred to the Trust. Shares of our stock held in the Trust will be issued and outstanding shares. The proposed transferee will not benefit economically from ownership of any shares of stock held in the Trust, will have no rights to dividends and no rights to vote or other rights attributable to the shares of stock held in the Trust. The trustee of the Trust will have all voting rights and rights to dividends or other distributions with respect to shares held in the Trust. These rights will be exercised for the exclusive benefit of the Charitable Beneficiary. Any dividend or other distribution paid prior to our discovery that shares of stock have been transferred to the Trust will be paid by the recipient to the Trustee upon demand. Any dividend or other distribution authorized but unpaid will be paid when due to the Trustee. Any dividend or distribution paid to the Trustee will be held in trust for the Charitable Beneficiary. Subject to Maryland law, the Trustee will have the authority (i) to rescind as void any vote cast by the proposed transferee prior to our discovery that the shares have been transferred to the Trust and (ii) to recast the vote in accordance with the desires of the Trustee acting for the benefit of the Charitable Beneficiary. However, if we have already taken irreversible corporate action, then the Trustee will not have the authority to rescind and recast the vote. If necessary to protect our status as a REIT, we may establish additional Trusts with distinct Trustees and Charitable Beneficiaries to which shares may be transferred.

      Within 20 days of receiving notice from us that shares of our stock have been transferred to the Trust, the Trustee will sell the shares to a person designated by the Trustee, whose ownership of the shares will not violate the above ownership limitations. Upon the sale, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee and to the Charitable Beneficiary as follows. The proposed transferee will receive the lesser of (i) the price paid by the proposed transferee for the shares or, if the proposed transferee did not give value for the shares in connection with the event causing the shares to be held in the Trust (e.g., a gift, devise or other similar transaction), the Market Price (as defined in our charter) of the shares on the day of the event causing the shares to be held in the Trust and (ii) the price received by the Trustee from the sale or other disposition of the shares. Any net sale proceeds in excess of the amount payable to the proposed transferee will be paid immediately to the Charitable Beneficiary. If, prior to our discovery that shares of our stock have been transferred to the Trust, the shares are sold by the proposed transferee, then (i) the shares shall be deemed to have been sold on behalf of the Trust and (ii) to the extent that the proposed transferee received an amount for the shares that exceeds the amount he was entitled to receive, the excess shall be paid to the Trustee upon demand.

      In addition, shares of our stock held in the Trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the transfer to the Trust (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the Trustee has sold the shares. Upon a sale to us, the interest of the Charitable Beneficiary in the shares sold will terminate and the Trustee will distribute the net proceeds of the sale to the proposed transferee.

      All certificates representing shares of our stock issued in the future will bear a legend referring to the restrictions described above.

      Every owner of more than such percentage as may from time to time be established by our board of directors (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, is required to give us written notice, stating his name and address, the number of shares of each class and series of our stock which he beneficially owns and a description of the manner in which the shares are held. Each such owner shall provide us with such additional information as we may request in order to determine the effect, if any, of his beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each shareholder shall upon demand be required to provide us with such information as we may request in good faith in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

      These ownership limits could delay, defer or prevent a transaction or a change in control that might involve a premium price for the common stock or otherwise be in the best interest of the stockholders.

Business Combinations

      Under Maryland law, "business combinations" between a Maryland corporation and an interested shareholder or an affiliate of an interested shareholder are prohibited for five years after the most recent date on which the interested shareholder becomes an interested shareholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested shareholder is defined as:

      o any person who beneficially owns 10% or more of the voting power of the corporation's shares; or

      o an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting stock of the corporation.

      A person is not an interested shareholder under the statute if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested shareholder. However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.

      After the five-year prohibition, any business combination between the Maryland corporation and an interested shareholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:

      o 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and

      o two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested shareholder with whom or with whose affiliate the business combination is to be effected or the shares held by any affiliate or associate of the interested shareholder.

      These super-majority vote requirements do not apply if the corporation's common shareholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested shareholder for its shares.

      The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time that the interested shareholder became an interested shareholder.

      Our board of directors has adopted resolutions which exempt Veqtor Finance Company, L.L.C., JRK Investment Partnership LP and CMH Investment Partnership LP from the five-year prohibition and the super-majority vote requirement. The business combination statute may discourage others from trying to acquire control of us and may increase the difficulty of consummating any offer relating to the same.

Control Share Acquisitions

      Maryland law provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. A control share acquisition means the acquisition of control shares, subject to certain exceptions. Shares owned by the acquiror, by officers of the target corporation or by directors of the target corporation who are also employees are excluded from shares entitled to vote on the matter. Control shares are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

      o  one-tenth or more but less than one-third;

      o  one-third or more but less than a majority; or

      o  a majority or more of all voting power.

      Control shares do not include shares the acquiror is entitled to vote as a result of having previously obtained shareholder approval.

      A person who has made or proposes to make a control share acquisition may compel the board of directors of the corporation to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting. If no request for a meeting is made, the corporation may itself present the question at any shareholders meeting.

      If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may redeem for fair value any or all of the control shares, except those for which voting rights have previously been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of the shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

      The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Maryland Unsolicited Takeovers Act

      The Maryland Unsolicited Takeovers Act applies to any Maryland corporation that has a class of securities registered under the Securities Exchange Act of 1934 and at least three independent directors. Pursuant to such act, the board of directors of any Maryland corporation fitting such description, without obtaining shareholder approval and notwithstanding a contrary provision in its charter or bylaws, may elect to:

      o  classify the board;

      o increase the required shareholder vote to remove a director to two-thirds of all the votes entitled to be cast by the shareholders generally in the election of directors; and

      o require that a shareholder requested special meeting need be called only upon the written request of the shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting.

      Additionally, the board could provide that:

      o the number of directors may be fixed only by a vote of the board of directors,

      o each vacancy on the board of directors (including a vacancy resulting from the removal of a director by the shareholders) may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum; and

      o any director elected to fill a vacancy will hold office for the full remainder of the term, rather than until the next election of directors.

      The Maryland Unsolicited Takeovers Act does not limit the power of a corporation to confer on the holders of any class or series of preferred stock the right to elect one or more directors. We currently have more than three independent directors and therefore our board of directors could elect to provide for any of the foregoing provisions. As of the date of this prospectus, our board of directors has not made any such election.

Advance Notice of Director Nominations and New Business

      Our bylaws provide that with respect to an annual meeting of shareholders, nominations of individuals for election to the board of directors and the proposal of business to be considered by shareholders may be made only:

      o  pursuant to our notice of the meeting;

      o  by or at the direction of the board of directors; or

      o by a shareholder who was a shareholder of record both at the time of giving of notice and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws.

      With respect to special meetings of shareholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the board of directors at a special meeting may only be made:

      o  pursuant to our notice of the meeting;

      o  by or at the direction of the board of directors; or

      o provided that the board of directors has determined that directors will be elected at the meeting, by a shareholder who is a shareholder of record both at the time of giving of notice and at the time of the special meeting and who is entitled to vote at the meeting and has complied with the advance notice provisions of the bylaws.

                                  LEGAL MATTERS

      Venable, Baetjer and Howard, LLP, Baltimore, Maryland, will give its opinion as to the legality of the shares offered hereby.


                                     EXPERTS

      The consolidated financial statements of Capital Trust Inc. and subsidiaries appearing in Capital Trust Inc. and subsidiaries' Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.





                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we have filed with the SEC at the SEC's public reference rooms. The SEC also maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information concerning us. Please call the SEC at 1-800-SEC-0330 for information concerning the operations of the public reference rooms or visit the SEC at the following locations:

              Public Reference Room     Midwest Regional Office
              450 Fifth Street          Citicorp Center
              Room 1024                 500 West Madison Street
              Washington, D.C. 20549    Suite 1400
                                        Chicago, Illinois
                                        60661-2511


      We have filed with the SEC a registration statement on Form S-3 under the Securities Act to register the securities to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules to the registration statement. For further information regarding Capital Trust and our securities, please refer to the registration statement and the documents filed as exhibits to the registration statement.

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

      The following documents, which have been filed with the SEC, are hereby incorporated by reference:

      o  Our current report on Form 8-K filed on May 19, 2003 (File No.
         001-14788);

      o Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2003 filed on May 15, 2003 (File No. 001-14788);

      o Our definitive proxy statement on Schedule 14A filed on April 30, 2003 (File No. 001-14788);

      o Our current report on Form 8-K filed on April 2, 2003 (File No. 001-14788);

      o Our annual report on Form 10-K for the year ended December 31, 2002 filed on March 28, 2003 (File No. 001-14788);

      o Our definitive proxy statement on Schedule 14A filed on March 3, 2003 (File No. 001-14788);

      o Our preliminary proxy statement on Schedule 14A filed on February 14, 2003 (File No. 001-14788); and

      o The description of our class A common stock contained in our current report on Form 8-K filed on July 10, 2003 (File No. 001-14788), including any amendment or report filed for the purpose of updating that description.

      All other reports and documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of the offering are deemed incorporated by reference into this prospectus and a part hereof from the date of filing of those documents. Any statement contained in any document incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in a later document modifies or supersedes such statement. Any statements so modified or superseded shall not be deemed to constitute a part of this prospectus, except as modified or superseded.

      We will provide without charge to each person to whom this prospectus is delivered, upon written or oral request of such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference into this prospectus (other than the exhibits to such documents). Requests for such documents should be directed to Capital Trust, Inc., 410 Park Avenue, 14th Floor, New York, New York 10022, Attention: Investor Relations (telephone: (212) 655-0220).

===========================================  ===================================




You  should  rely only on the  information           ___________________
incorporated    or   contained   in   this
prospectus  or  any  supplement.  We  have
not authorized  anyone else to provide you
with      different     or      additional
information.  This  prospectus  is  not an   8,276,019 Shares of Class A Common
offer  to sell to - nor is it  seeking  an                  Stock
offer to buy these  securities  from - any
person in any  jurisdiction in which it is
illegal or  impermissible to make an offer           CAPITAL TRUST, INC.
or  solicitation.  You  should  not assume
that the  information  in this  prospectus
or any  supplement  is  accurate as of any               PROSPECTUS
date  other  than the date on the front of
those documents.                                      __________, 2003


            TABLE OF CONTENTS

                                    Page            ___________________
                                    ----

Note Regarding Forward-Looking
Statements............................i
Prospectus Summary....................1
Risk Factors..........................2
Use of Proceeds......................10
Selected Financial Data..............11
Selling Shareholders.................12
Plan of Distribution.................15
Description of Our Stock.............18
Legal Matters........................24
Experts..............................24
Where You Can Find More Information..24



===========================================  ===================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

      The expenses payable by us in connection with the registration of the securities being registered (other than underwriting discounts and commissions) are estimated as set forth below:

Registration statement filing fee...................................   $1,802.84
                                                                       ---------
Transfer agent's fees and expenses*.................................     $500.00
                                                                          ------
Accounting fees and expenses*.......................................   $8,000.00
                                                                        --------
Legal fees and expenses*............................................  $25,000.00
                                                                       ---------
Blue sky fees and expenses*.........................................       $  -

New York Stock Exchange fees........................................       $  -

Printing and engraving costs*.......................................     $500.00
                                                                          ------
Miscellaneous*......................................................   $1,000.00
                                                                        --------
TOTAL...............................................................  $36,802.84
                                                                      ----------

* Estimated pursuant to instruction to Rule 511 of Regulation S-K.


Item 15.  Indemnification of Directors and Officers

      Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services, or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains such a provision eliminating such liability to the maximum extent permitted under Maryland law.

      Our charter authorizes Capital Trust, to the maximum extent permitted under Maryland law, to indemnify any present or former director or officer or any individual who, while a director of Capital Trust and at the request of Capital Trust, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of Capital Trust and to pay or reimburse such person's reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director of Capital Trust and at the request of Capital Trust, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that person may become subject or which that person may incur by reason of his or her status as a present or former director or officer of Capital Trust and to pay or reimburse such person's reasonable expenses in advance of final disposition of a proceeding. The charter and bylaws also permit Capital Trust to indemnify and advance expenses to any person who served a predecessor of Capital Trust in any of the capacities described above and any employee or agent of Capital Trust or a predecessor of Capital Trust.

      Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services, or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation's receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation, and (b) a written undertaking by such director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

      The Company has a "claims-made" directors and officers liability insurance policy that insures the directors and officers of the Company against loss from claimed insured wrongful acts. The policy limit of liability is $10,000,000 each policy year and is subject to retentions for each loss of $100,000, or $500,000 with respect to securities laws related losses, for the Company.

Item 16.  Exhibits

      The following documents are filed as exhibits to this registration statement:

 Exhibit No.
 -----------

     3.1      Charter of Capital Trust, Inc.           Filed as Exhibit 3.1 to
                                                       Registration Statement
                                                       on Form S-3 (File No.
                                                       333-103662) filed on
                                                       March 7, 2003 and
                                                       incorporated herein by
                                                       reference

     3.2      Amended and Restated Bylaws of Capital   Filed as Exhibit 3.2 to
              Trust, Inc., as amended                  Current Report on Form
                                                       8-K (File No.
                                                       001-14788) filed on
                                                       January 29, 1999 and
                                                       incorporated herein by
                                                       reference

     5.1 Opinion of Venable, Baetjer and Howard, Filed herewith LLP as to legality of the shares being registered

    23.1      Consent of Ernst & Young LLP             Filed herewith

    23.2 Consent of Venable, Baetjer and Howard, Filed herewith LLP (included in the opinion filed as Exhibit 5.1).

    24.1      Power of Attorney (included under the    Filed herewith
              caption "Signatures").

Item 17.  Undertakings

      (a) The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b), if, in the aggregate, the changes in volume and price represent not more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

      (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against such public policy as expressed in the Act and is,
            therefore, unenforceable.   In the event that a claim for
            indemnification against such liabilities (other than the payment by the registrant of expanses incurred or paid by a director, officer or controlling person of the registrant in the successful defense if any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, state of New York, on July 11, 2003.

                                    CAPITAL TRUST, INC.


                                    By:/s/ John R. Klopp
                                       -----------------------------
                                       John R. Klopp, Vice Chairman,
                                       Chief Executive Office, and President


                                POWER OF ATTORNEY

      Each person signing below also hereby appoints John R. Klopp and Brian H. Oswald, and each of them singly, with full power of substitution, his lawful attorney-in-fact, with full power to execute and file any amendments to the registration statement, including post-effective amendments, and generally to do all such things, as such attorney-in-fact may deem appropriate to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

        Signatures                        Title                    Date

/s/ Samuel Zell                 Chairman of the Board         July 11, 2003
------------------------
Samuel Zell

/s/ John R. Klopp               Chief Executive Officer,      July 11, 2003
------------------------        President and Director
John R. Klopp

/s/ Brian H. Oswald             Chief Financial Officer       July 11, 2003
------------------------
Brian H. Oswald

/s/ Jeffrey A. Altman           Director                      July 11, 2003
------------------------
Jeffrey A. Altman

/s/ Thomas E. Dobrowski         Director                      July 11, 2003
------------------------
Thomas E. Dobrowski

/s/ Martin L. Edelman           Director                      July 11, 2003
------------------------
Martin L. Edelman

/s/ Gary R. Garrabrant          Director                      July 11, 2003
------------------------
Gary R. Garrabrant

/s/ Craig M. Hatkoff            Director                      July 11, 2003
------------------------
Craig M. Hatkoff

/s/ Henry N. Nassau             Director                      July 11, 2003
------------------------
Henry N. Nassau

/s/ Sheli Z. Rosenberg          Director                      July 11, 2003
------------------------
Sheli Z. Rosenberg

/s/ Steven Roth                 Director                      July 11, 2003
------------------------
Steven Roth

/s/ Lynne B. Sagalyn            Director                      July 11, 2003
------------------------
Lynne B. Sagalyn

                                  EXHIBIT INDEX


  Exhibit No.
  -----------

      3.1        Charter of Capital Trust, Inc.        Filed as Exhibit 3.1 to
                                                       Registration Statement
                                                       on Form S-3 (File No.
                                                       333-103662) filed on
                                                       March 7, 2003 and
                                                       incorporated herein by
                                                       reference

      3.2        Amended and Restated Bylaws of        Filed as Exhibit 3.2 to
                 Capital Trust, Inc., as amended       Current Report on Form
                                                       8-K (File No.
                                                       001-14788) filed on
                                                       January 29, 1999 and
                                                       incorporated herein by
                                                       reference

      5.1        Opinion of Venable, Baetjer and       Filed herewith
                 Howard, LLP as to legality of the
                 shares being registered

      23.1       Consent of Ernst & Young LLP          Filed herewith

      23.2       Consent of Venable, Baetjer and       Filed herewith
                 Howard, LLP (included in the opinion
                 filed as Exhibit 5.1)

      24.1       Power of Attorney (included under     Filed herewith
                 the caption "Signatures")